    EXHIBIT 23.1(a)
Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioCancell Therapeutics Inc.:

We consent to the use of our report dated May 24, 2012, with respect to the International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS (IASB)") based consolidated statements of financial position of BioCancell Therapeutics Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2011, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The IFRS (IASB) consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

 Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Jerusalem, Israel

June 5, 2012